UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
____________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 15, 2014
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MARINA DISTRICT FINANCE COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)
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New Jersey	333-173275	22-3767829
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Borgata Way
Atlantic City, NJ 08401
(Address of Principal Executive Offices, Including Zip Code)

(609) 317-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Boyd Gaming Corporation (the “Company”) announced on September 16, 2014, that Paul J. Chakmak, its Executive Vice President and Chief Operating Officer, will leave the Company, and its subsidiaries, effective September 19, 2014 (the “Departure Date”). In connection with his departure, on September 19, 2014, Mr. Chakmak and the Company entered into a Separation Agreement and Release (the “Separation Agreement”), as described below. Mr. Chakmak was also the Vice President and Secretary, and a named executive officer of Marina District Finance Company.

Among various other terms and conditions, the Separation Agreement provides that Mr. Chakmak will receive the following compensation and benefits upon effectiveness of the Separation Agreement: (1) $765,000; (2) 75% of the bonus for the current fiscal year, to the extent earned; (3) accelerated vesting of Company restricted stock units covering 42,857 shares of Company common stock; (4) vesting and settlement of Company performance shares covering a base number of 42,857 shares of Company common stock, issued to the extent the required performance is achieved; (5) accelerated vesting of 76,531 shares of Company common stock purchasable under stock options, with extension of the applicable post-termination exercise period of the stock options to the 12-month anniversary of the Departure Date; (6) payment for 12 months’ health insurance coverage and to cover related payroll, withholding and income taxes; (7) participation in the Company’s MERP Health Plan through the 1-year anniversary of the Departure Date; (8) $3,870 for reimbursement of insurance premiums paid by Mr. Chakmak through the Departure Date; and (9) accrued and unpaid wages, vacation/paid time off and reimbursable expenses through September 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2014	MARINA DISTRICT FINANCE COMPANY, INC.

/s/ Josh Hirsberg
Josh Hirsberg
Vice President, Chief Financial Officer and Treasurer